UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 27, 2005, Advanced Medical Optics, Inc. (“AMO”) and certain of its subsidiaries, as guarantors thereunder, entered into an amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, by an among AMO, the guarantors party thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”). Among other things, the Amendment:

•	provides for an increase by $100.0 million in the revolving loan commitments under the credit facility, which amounts were made available to AMO to finance in part AMO’s previously announced acquisition of VISX, Incorporated (“VISX”), and are available for working capital and other general corporate purposes subject to satisfaction of certain conditions; and

•	provides for termination of $100.0 million of existing term loan commitments.

The maturity of the senior credit facility remains unchanged at June 25, 2009. The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 99.1 to this report.

Item 2.01 Completion of Acquisition of Assets.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 9, 2004, as amended, by and among AMO, Vault Merger Corporation, a wholly owned subsidiary of AMO, and VISX, Incorporated (“VISX”), on May 27, 2005, AMO completed its acquisition of VISX, Incorporated (“VISX”), for a total consideration of approximately $1.25 billion, consisting of approximately 27.7 million shares of AMO common stock and $175.9 million in cash. AMO announced the completion of the merger in a press release dated May 31, 2005, a copy of which is filed as Exhibit 99.2 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 27, 2005, AMO borrowed approximately $200 million under revolving loan commitments pursuant to the Credit Agreement, as amended. The disclosure under Item 1.01 on AMO’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2005, is incorporated herein by reference.

Item 5.02 Election of Director.

Pursuant to the Merger Agreement, upon completion of the acquisition of VISX, on May 27, 2005, AMO named Elizabeth H. Dávila to the AMO board of directors. Prior to the merger, Ms. Dávila served as the Chairman and Chief Executive Officer of VISX. Ms. Dávila will serve on the AMO Board’s Science and Technology Committee. In connection with the merger, and pursuant to a change in control agreement with VISX, Ms. Dávila will receive a change in control severance payment of approximately $2.8 million, continuation of benefits for three years and vesting of stock options.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. Financial statements of the business acquired will be filed by amendment to this Current Report no later than 75 days following the completion of the merger.

(b) Pro Forma Financial Information. Pro forma financial information will be filed by amendment to this Current Report no later than 75 days following the completion of the merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date May 31, 2005	By:	/s/ Aimee S. Weisner
	Name:	Aimee S. Weisner
	Title:	Corporate Vice President, General Counsel and Secretary

3

EXHIBIT INDEX

Exhibit No.
99.1	Second Amendment, dated as of May 27, 2005, to the Second Amended and Restated Credit Agreement, by and among Advanced Medical Optics, Inc., the guarantors party thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., as administrative agent, and the lenders party thereto.

99.2	Press release, dated May 31, 2005, issued by Advanced Medical Optics, Inc.

4